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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                          FIRST MUTUAL BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

           WASHINGTON                                      91-2005970
 (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                       Identification No.)


                    400 108TH AVENUE N.E., BELLEVUE, WA 98004
                                 (425) 455-7300
    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                          FIRST MUTUAL BANCSHARES, INC.
                      2000 STOCK OPTION AND INCENTIVE PLAN
                              (Full title of plan)

             John R. Valaas                                  Copy to:
  President and Chief Executive Officer                 Alan L. Wicks, Esq.
      First Mutual Bancshares, Inc.                   Matthew S. Topham, Esq.
400 108th Avenue N.E., Bellevue, WA 98004            Preston Gates & Ellis LLP
             (425) 455-7300                        701 Fifth Avenue, Suite 5000
 (Name, address, including ZIP code, and             Seattle, Washington 98104
 telephone number, including area code,                   (206) 623-7580
          of agent for service)

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                                                                               Maximum
   Title of securities         Amount to be         Maximum offering      aggregate offering         Amount of
    to be registered          registered (1)       price per unit (2)         price (2)           registration fee
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
Common Stock, $1.00 par
value per share              1,086,850 shares            $9.75               $10,596,788               $2,798
=====================================================================================================================


(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock of First Mutual Bancshares, Inc. (the "Registrant").
(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, based upon $9.75, the average of the high and low prices of the Registrant's common stock reported on June 29, 2000, as reported on the Nasdaq Stock Market.

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                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are hereby incorporated by reference in this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Securities and Exchange Commission (the "Commission") on March 29, 2000, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

     (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

     (c) The description of the Registrant's Common Stock contained in its Current Report on Form 8-K dated July 7, 2000, under Section 13 or 15(d) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Legal matters in connection with the securities registered hereby were passed upon by Preston Gates & Ellis LLP, Seattle, Washington. Partners and attorneys employed by that firm hold less than 5,000 shares of the Registrant's common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 23B.08.320 of the Corporation Act provides that the personal liability of directors to a corporation imposed by Section 23B.08.310 of the Corporation Act may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. At Article XI of its Articles of Incorporation, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Corporation Act is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability


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of the Registrant's directors will be eliminated or limited to the fullest extent permitted by the Corporation Act, as so amended.

     Section 23B.08.560 of the Corporation Act provides that if authorized by
(i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the Corporation Act, provided that no such indemnity shall indemnify any director
(i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

     Pursuant to Article XII of the Registrant's Articles of Incorporation and
Article V of the Registrant's Bylaws, the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Such indemnity does not apply on account of: (a) acts or omissions of the director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct of the director or officer finally adjudged to be in violation of RCW 23B.08.310; or (c) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director was not legally entitled. If the Corporation Act is amended to authorize further indemnification of directors or officers, then the Registrant's directors and officers shall be indemnified to the fullest extent permitted by the Corporation Act, as so amended. The right to indemnification conferred in Article V of the Bylaws is a contract right upon which each director or officer, as defined in the Bylaws, is presumed to have relied in determining to serve or to continue to serve as such. The Registrant also maintains director's and officer's liability insurance.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

EXHIBIT             DESCRIPTION
4.1       --   First Mutual  Bancshares,  Inc. 2000 Stock Option and Incentive
               Plan  (incorporated by reference to the exhibit filed with the
               Registrant's  Schedule 14A, filed with the Commission on
               March 20, 2000, File No. 000-28261)
5.1       --   Opinion of Preston Gates & Ellis LLP
23.1      --   Consent of Preston Gates & Ellis LLP (see Exhibit 5.1)
23.2      --   Consent of Deloitte & Touche LLP

ITEM 9.  UNDERTAKINGS

     (a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


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     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 7th day of July, 2000.


                           FIRST MUTUAL BANCSHARES, INC.

                           By /s/ JOHN R. VALAAS
                              --------------------------------
                              John R. Valaas, President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 7th day of July, 2000.


/s/ John R. Valaas                                     /s/ Janine Florence
-----------------------------------------------        -------------------------
John R. Valaas                                         Janine Florence
President, Chief Executive Officer and Director        Director


/s/ Roger A. Mandery                                   /s/ Victor E. Parker
-----------------------------------------------        -------------------------
Roger A. Mandery                                       Victor E. Parker
Principal Financial Officer                            Director


/s/ Kari A. Stenslie                                   /s/ George W. Rowley, Jr.
-----------------------------------------------        -------------------------
Kari A. Stenslie                                       George W. Rowley, Jr.
Principal Accounting Officer                           Director


/s/ F. Kemper Freeman, Jr.                             /s/ Richard S. Sprague
-----------------------------------------------        -------------------------
F. Kemper Freeman, Jr.                                 Richard S. Sprague
Director                                               Director


/s/ James J. Doud, Jr.                                 /s/ H. Scott Wallace
-----------------------------------------------        -------------------------
James J. Doud, Jr.                                     H. Scott Wallace
Director                                               Director


/s/ Mary Case Dunnam                                   /s/ Robert C. Wallace
-----------------------------------------------        -------------------------
Mary Case Dunnam                                       Robert C. Wallace
Director                                               Director


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             INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8


EXHIBIT       DESCRIPTION
 4.1    --    First Mutual Bancshares, Inc. 2000 Stock Option and Incentive Plan
              (incorporated by reference to the exhibit filed with the
              Registrant's Schedule 14A, filed with the Commission on March 20,
              2000, File No. 000-28261)
 5.1    --    Opinion of Preston Gates & Ellis LLP
23.1    --    Consent of Preston Gates & Ellis LLP (see Exhibit 5.1)
23.2    --    Consent of Deloitte & Touche LLP